CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated November 23, 2011, accompanying the financial statements of California Insured Municipals Income Trust, Series 211, Michigan Insured Municipals Income Trust, Series 181 and Pennsylvania Insured Municipals Income Trust, Series 281 (included in Van Kampen Focus Portfolios, Municipal Series 453) as of July 31, 2011, and for each of the three years in the period ended July 31, 2011 and the financial highlights for each of the five years in the period ended July 31, 2011, contained in this Post-Effective Amendment No. 8 to Form S-6 (File No. 333-107600) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
November 23, 2011